Exhibit 10.19

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE ("Amendment") is made and entered into this 14th day of December, 2001 ("Effective Date"), by and between CENTRAL COURT, LLC, a California limited liability company ("Landlord"), and SOCKET COMMUNICATIONS, INC., a Delaware corporation ("Tenant").

R E C I T A L S:

A. Pursuant to that certain Standard Lease Agreement, dated as of September 15, 1996, by and between Landlord and Tenant (the "Original Lease"), Landlord leased to Tenant, and Tenant leased from Landlord, certain premises, consisting of approximately Twenty-Three Thousand Three Hundred Twenty-Two (23,322) rentable square feet of space (the Original Premises") identified in the original lease as 37600 Central Court, Newark, California, but now known as 37400 Central Court, Newark, California.

B. Pursuant to that certain Lease Addendum dated September 19, 2000 (the "Lease Addendum"), Landlord and Tenant amended the Original Lease by leasing the additional premises adjoining the Original Premises consisting of approximately Three Thousand (3,000) rentable square feet of space (the "Additional Premises"), known as 37200 Central Court, Newark, California.

C. Pursuant to that certain First Amendment to Lease dated September 27, 2001 (the "First Amendment"), Landlord and Tenant amended the Lease to extend the term of the Lease through December 31, 2001 ("Prior Termination Date"). The Original Lease, as amended by the Lease Addendum and the First Amendment, shall be referred to herein as the Lease. The Original Premises and the Additional Premises shall be referred to herein collectively as the Premises.

D. Landlord and Tenant desire to amend the Lease to, among other things, (i) extend the Lease Term through December 31, 2006, and (ii) to make other changes to the terms of the Lease.

E. Capitalized terms used in this Amendment shall have the meaning ascribed to such terms in the Lease unless otherwise defined in this Amendment.

NOW, THEREFORE, in consideration of the foregoing recitals and other consideration, the sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend, modify, and supplement the Lease as follows:

1. Effective Date. This Amendment shall be effective as of January 1, 2002.

2. Additional Premises. Landlord and Tenant acknowledge that (i) the Lease Addendum amended the Original Lease to add the Additional Premises to the Original Premises commencing on the effective date set forth in the Lease Addendum and at the rental rate set forth in the Lease Addendum, and (ii) the Additional Premises contains three thousand (3,000) square feet. As a result of the addition of the Additional Premises to the Original Premises, the aggregate square footage of the Premises was increased from 23,322 square feet to 26,322 square feet, and the Original Premises and the Additional Premises, collectively, shall be deemed the Premises, as defined in the Lease. Exhibit A to the Lease is hereby replaced with Exhibit A attached to this Amendment. The Additional Premises is subject to all the terms and conditions of the Lease and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises.

3. Extension of Lease Term for the Premises. The Lease Term of the Lease is hereby extended for a period of 60 months and shall expire on December 31, 2006 ("Extended Termination Date"), unless sooner terminated in accordance with the terms of the Lease. That portion of the Lease Term of the Lease commencing the day immediately following the Prior Termination Date ("Extension Date") and ending on the Extended Termination Date shall be referred to herein as the "Extended Term".

4. Monthly Rent. Notwithstanding Section 1.12 and 3.1 of the Original Lease, as of the Extension Date, the schedule of monthly installments of Monthly Rent payable with respect to the Premises during the Extended Term is the following: Thirty-Six Thousand Eight Hundred Fifty and 80/100 Dollars ($36,850.80) per month for the period commencing January 1, 2002 through December 31, 2003, Thirty-Nine Thousand Sixty-One and 85/100 Dollars ($39,061.85) per month for the period commencing January 1, 2004 through December 31, 2004, Forty Thousand Six Hundred Twenty-Four and 32/100 Dollars ($40,624.32) per month for the period commencing January 1, 2005 through December 31, 2005, and Forty-Two Thousand Two Hundred Forty-Nine and 29/100 Dollars ($42,249.29) per month for the period commencing January 1, 2006 through December 31, 2006.

5. Right of First Refusal. Exhibit F to the Lease is hereby deleted in its entirety and replaced with the Exhibit B attached to this Amendment. Section 15.14 of the Lease is hereby deleted in its entirety and replaced with the following:

15.14 Right of First Refusal: Landlord hereby grants to Tenant a "right of first refusal" with respect to that certain space depicted on Exhibit F attached hereto ("Adjacent Space"). The terms and conditions of such right of first refusal are as follows:

A. If Landlord has determined to accept an arm's length bona fide offer from a third party prospective tenant, or otherwise agrees, to lease all or a portion of the Adjacent Space, Landlord shall deliver to Tenant a written notice containing all of the economic terms and conditions of such offer (the "Acceptable Offer Notice");

B. Tenant shall have the right to lease the Adjacent Space (or portion thereof described in the Acceptable Offer Notice) upon the terms contained within the Acceptable Offer Notice if Tenant elects to do so by delivery of written notice to Landlord within two (2) business days of receipt by Tenant of the Acceptable Offer Notice.

C. As soon as reasonably possible following the timely acceptance by Tenant, if any, of the Acceptable Offer Notice, Landlord and Tenant shall enter into a further amendment of this Lease to include the Adjacent Space or applicable portion thereof within the definition of Premises under the Lease and to adjust each of the affected provisions of the Lease to accommodate the economic terms and conditions set forth in such Acceptable Offer Notice.

D. If Tenant fails to provide Landlord with its written notice of exercise within the two (2) business day period, then Tenant shall be deemed to have elected not to exercise its right of first refusal with respect to the particular Acceptable Offer Notice at issue and Landlord shall be free to enter into a lease on such terms with the proposed tenant. Notwithstanding the foregoing, if Landlord negotiates with the proposed tenant an effective rent less than ninety-five percent (95%) of the effective rent offered to Tenant but rejected or a lease term that differs by more than one (1) year from the lease term offered to Tenant but rejected, Landlord shall be required to submit the more favorable terms to Tenant for its review. Tenant shall have two (2) business days after receipt of the more favorable terms to accept or reject such terms. If Tenant rejects the terms, Landlord shall be free to enter into a lease on such terms with the proposed tenant. The right of first refusal set forth herein shall be personal to the originally named tenant herein and any transferee described in Section 14.1(G) of this Lease (regardless of net worth). Tenant's right of first refusal shall be continuous during the Extended Term and shall terminate at the expiration of the Extended Term. Tenant's right of first refusal shall be subject to the terms of the existing leases (including renewals) of space in the Property, including any renewal, extension, expansion, first offer, first negotiation and other similar rights, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to lease amendments. Subject to the immediately preceding sentence, Tenant's rejection of any particular Acceptable Offer Notice shall not relieve Landlord of its obligation to again offer any Adjacent Space to Tenant at any time that the Adjacent Space subsequently becomes available.

6. Use of Premises. Section 1.13 of the Lease is hereby amended by (a) deleting the last sentence thereof and (b) adding the following two sentences to the end of Section 1.13: The Premises may be used for any other purpose only with the prior written consent of Landlord, which shall not be unreasonably withheld. Tenant shall notify Landlord of any anticipated extended absence from the Premises not later than the first day of such extended absence.

7. Parking and Reservation of Rights. Section 4.7 of the Lease is hereby amended by (i) deleting the provision for 73 parking spaces presently set forth in the Lease and replacing it with a provision for 105 parking spaces located in the area shown on Exhibit A, and (ii) deleting the provision for 20 additional spaces presently set forth in the third sentence of the Lease.

8. Storage. Tenant shall be entitled to store items of personal property in the Premises during the term of this Lease and Landlord shall not be liable for loss, or damage to, any such stored items.

9. Property Insurance; Waiver of Subrogation.

(a) Section 9.1 of the Lease is hereby deleted and replaced with the following language:

Tenant shall maintain (a) full replacement cost "all risk" property insurance for Tenant's personal property, inventory and Trade Fixtures in the Premises and (b) commercial general liability insurance with a combined single limit of not less than Two Million Dollars ($2,000,000). Landlord shall be named as an additional insured in such liability policy. Tenant shall deliver appropriate evidence to Landlord to assure that adequate insurance is in force and has been issued by companies reasonably satisfactory to Landlord. Landlord shall receive at least thirty (30) days' advance notice from such insurer prior to any termination of such insurance policies. In addition to the foregoing, Tenant shall also maintain any other insurance which Landlord may reasonably require so long as it is of the type of coverage commonly carried by comparable businesses and/or required by landlords of other buildings located in the vicinity of the Property, which buildings are comparable in size, age, specifications, construction and quality of appearance, services and amenities to the Property.

(b) Section 9.3 of the Lease is hereby deleted and replaced with the following:

Notwithstanding anything to the contrary in this Lease, the parties hereto release each other and their respective agents, employees, contractors, invitees, licensees and sublessees from any liability for damage to property that is caused by or results from any risk actually insured against or required to be insured against under this Lease.

(c) The reference in Section 6.4 of the Lease to "Section 9.2" shall be changed to "Section 9.3".

10. Taxes. Section 8.1 of the Lease, which was intentionally deleted, is hereby inserted and contains the following language:

Commencing January 1, 2004, Tenant shall promptly pay, on a quarterly basis, a percentage, described below, of Tenant's Share of all real estate taxes, which may be assessed against the Premises during the course of the Lease Term following such date. For the period commencing January 1, 2004 through December 31, 2004, the percentage shall be fifty percent (50%); for the period commencing January 1, 2005 through December 31, 2005, the percentage shall be seventy-five percent (75%); and for the period commencing January 1, 2006 through December 31, 2006, the percentage shall be one hundred percent (100%). As used in this section, the term "real estate taxes" shall mean the aggregate of all taxes, rates, charges, levies and assessments imposed by any competent authority upon or in respect of the Premises, including any tax imposed on the capital interests in the Premises or improvements on the Premises; provided, however, that "real estate taxes" shall not include any tax or assessment expense or any increase therein (a) levied on Landlord's rental income, unless such tax or assessment expense is imposed in lieu of real property taxes; (b) in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest permitted term; (c) attributable to Landlord's net income, inheritance, gift, transfer, estate or state taxes; or (d) resulting from a change of ownership or transfer of any or all of the Property or the improvement of any of the Property for the sole use of other occupants.

11. Maintenance.

(a) Section 6.1 of the Lease is hereby amended (i) by deleting clause (iv) of the first paragraph thereof and replacing it with the following:

Routine, day-to-day (normal use and wear) maintenance of the utility facilities exclusively serving, and located within the walls and floors of the Premises (including electrical wiring and conduits, gas lines, HVAC, water pipes, building safety equipment and plumbing and sewage fixtures and pipes) (e.g. replacing light bulbs, fixing dripping sinks, unclogging toilets); provided however, in no event shall Tenant be obligated to perform any repairs, maintenance or replacement with respect to the foregoing facilities that would not be directly servicing the leased space.

and (ii) by deleting clause (v) after the word "invitees", and deleting clause (vi).

(b) Section 6.1 of the Lease is hereby further amended by adding the following after clause (d) in the second paragraph thereof:

and (e) to any portions of the premises or the property outside the demising walls of the Premises including the exterior of the Premises, and to any utility installations or facilities serving the Premises except the routine day-to-day maintenance of such facilities located within the walls or floor of the Premises and exclusively serving the Premises as expressly set forth in subsection (iv) of the first paragraph of Section 6.1.

(c) Section 6.1 of the Lease is hereby further amended by deleting that portion of the second paragraph beginning on the sixth line with "and (ii)" through the remainder of that second paragraph.

(d) Section 6.2 of the lease is hereby amended by substituting the following for the third and fourth lines thereof:

landscaping, fences, and utility facilities and installations (including electrical wiring and conduits, gas lines, HVAC, water pipes, building safety equipment and plumbing and sewage fixtures and pipes) except for the routine day-to-day maintenance of such located within the walls or floor of the Premises and exclusively serving the Premises as expressly set forth in subsection (iv) of the first paragraph of Section 6.1; and shall repair and maintain the other portions of the Property outside the demising walls of the Premises

12. Utilities and Services. Section 7.3 of the Lease is hereby deleted in its entirety and replaced with the following paragraph:

Tenant shall promptly pay, on a quarterly basis, Tenant's Share of all charges for water, gas, electricity, sewer service, and any other utilities, used on or about the Premises during the Lease Term, including, without limitation, (i) meter, use and/or connection fees, hook-up fees, standby fees, and (ii) penalties for discontinued or interrupted service. "Tenant's Share" shall mean the total rentable square feet in the Premises, which is 26,322 rentable square feet, over the total rentable square feet in the Property, which Landlord represents is currently 82,016 rentable square feet. Unless otherwise provided herein, any statement of size set forth in this Lease, or that may have been used in calculating Tenant's monetary obligations, is an approximation which Landlord and Tenant agree is reasonable and any payments are not subject to revision whether or not the actual size is more or less.

13. Default and Remedies.

(a) Section 13.1 of the Lease is hereby amended by substituting the following language for Subsections 13.1.A and 13.1.B:

A. Tenant shall have failed to pay Monthly Rent or any Additional Rent when due and such failure is not cured within ten (10) days after delivery of a written notice of default in the payment of rent; or

B. Tenant shall have failed to perform any term, covenant or condition of this Lease except those requiring the payment of Monthly Rent or Additional Rent, and Tenant shall have failed to commence cure of such breach within thirty (30) days after written notice from Landlord specifying the nature of such breach or to thereafter expeditiously complete such cure within a reasonable time; or ...

(b) Section 13.2.B of the Lease is hereby amended by substituting the following for the first sentence of that Section:

B. Landlord may, at Landlord's election, terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice, or by taking possession of the Premises without further notice to Tenant (to the extent permitted by law), in which case this Lease shall terminate as of the date of such taking of possession and which taking of possession shall not prejudice any of Landlord's rights to damages or other rights accruing by law or by virtue of this Lease.

(c) Section 13.2.E of the Lease is hereby amended by replacing the second sentence thereof with the following language:

Tenant shall pay promptly upon demand all costs, damages and expenses (including reasonable attorneys' fees and expenses) incurred by Landlord by reason of any Event of Default by Tenant, all of which costs, damages and expenses shall constitute Additional Rent within the meaning of Section 3.2 of the Lease. The rights provided in this Section 13.2 shall be cumulative in nature and shall be in addition to any of Landlord's other rights under applicable law.

14. Late Payment. Section 3.4 of the Lease is hereby amended by (a) changing the references to "three (3) days" in the sixth and seventh lines thereof to "five (5) days" and (b) substituting the following two sentences for the last sentence of that section:

If any amount of Monthly Rent or Additional Rent is not paid on or before the tenth (10th) day following the due date, then Tenant shall pay interest on the delinquent amount at the Agreed Interest Rate from the date such amount became due until paid. In addition, Tenant shall be charged and shall pay to Landlord promptly upon demand the amount of One Hundred and Zero/100 Dollars ($100.00) with respect to any check that is returned to Landlord for lack of sufficient funds, in addition to any other applicable late charges.

15. Holding Over. Section 15.3 of the Lease is hereby amended by substituting the following sentence for the third sentence of that section:

Any holding over after such expiration with the consent of Landlord shall be construed to be a tenancy from month to month on the same terms and conditions herein specified insofar as applicable, at a Monthly Rent equal to one and one-half times the Monthly Rent required during the last month of the Lease Term, unless otherwise agreed to by Landlord in writing.

16. Landlord's Right to Enter.

(a) Section 15.1 of the Lease is hereby amended by substituting the following sentence for the first sentence of that section: Landlord and its agents may enter the Premises at any reasonable time, subject to Tenant's consent, which shall not be unreasonably withheld, conditioned or delayed, following twenty-four (24) hours' notice except in the case of an emergency, for the purpose of (i) inspecting the same, (ii) posting notices of non-responsibility, (iii) supplying any service to be provided by Landlord to Tenant, (iv) showing the Premises to prospective purchasers, mortgagees or tenants, (v) making necessary alterations, additions, or repairs, (vi) performing Tenant's obligation when Tenant has failed to do so after written notice from Landlord, and/or (vii) placing upon the Premises, within the last three (3) months of the Lease Term or of the Option Term, ordinary "for lease" or "for sale" signs.

(b) Section 15.1 of the Lease is hereby further amended by adding the following sentence to the end of that section:

Notwithstanding anything in the foregoing, Landlord may enter the Premises at any reasonable time in the event of an emergency without obtaining Tenant's prior consent.

17. Hazardous Materials. Section 7.2 of the Lease is hereby amended by adding the following sentence to the end of that section:

In addition, Tenant shall not keep or maintain on the Premises any article or substance of a dangerous, flammable or explosive character that might substantially increase the danger of fire on the Premises, or that is considered hazardous by a responsible insurance company (regardless of whether any such article or substance might otherwise qualify as a Hazardous Material for purposes of this Section) without obtaining Landlord's prior written consent; provided, however, that Landlord shall in no event consent to the introduction of any such article or substance on to the Premises or the Property until such time as Tenant has delivered to Landlord reasonably satisfactory evidence of adequate insurance coverage with respect to any such article or substance.

18. Compliance with Governmental Regulations. Section 7.4 of the Lease is hereby amended by adding the following sentence to the end of that section:

Notwithstanding anything in this Section 7.4 to the contrary, Tenant shall in no event be required by reason of this Section 7.4 to effect any alterations unless the requirement to effect such alterations are triggered by Leasehold Improvements, Alterations or Tenant's specific use of the Premises as compared with uses by tenants in general.

19. Liens. Section 5.5 of the Lease is hereby amended by substituting the following two sentences for the first sentence of that section:

Tenant shall keep the Premises and the Property free from any liens and shall pay when due all bills arising out of any work performed, materials furnished or obligations incurred by Tenant, its agents, employees or contractors relating to the Premises, and the filing of this Lease shall constitute notice to any third parties of the invalidity of any such asserted liens. Tenant hereby warrants (1) that it shall give actual advance notice to any contractors, subcontractors, or suppliers of goods, labor or services that any such liens shall be invalid, and (2) that it shall take any additional measures as shall be reasonably necessary in order to keep the Premises free of all liens resulting from construction performed by or on behalf of Tenant.

20. Arbitration. The following shall be added as Section 16 to the Lease:

16.1 General Submittals to Arbitration. Subject to Section 16.3 below, the provisions of this Section 16 contain the sole and exclusive method, means and procedure to resolve any and all disputes or disagreements, including whether any particular matter constitutes, or with the passage of time would constitute, an Event of Default. With respect to the payment of money, such payment can be made "under protest," which shall occur when such payment is accompanied by a good-faith notice stating why the party has elected to make a payment under protest. Such protest will be deemed waived unless the subject matter identified in the protest is submitted to arbitration as set forth in the following:

16.2 Process. Within thirty (30) days after delivery of written notice ("Notice of Dispute"), the parties shall meet in good faith to meet and to resolve the matters set forth in the Notice of Dispute. In the event that the parties cannot agree on a resolution of such matter within said thirty (30) day period, then the matter shall be referred to arbitration in accordance with the then current rules and procedures (using any available expedited (fast track) dispute resolution process) of the American Arbitration Association applicable to real property disputes, with the nonprevailing party to pay for the cost of such arbitration. Such arbitration shall take place in Alameda County, California.

16.3 Exclusion. Notwithstanding anything in the foregoing to the contrary, the provisions of this Section 16 shall not prevent Landlord from bringing an action against Tenant for unlawful detainer in the event that an event of default shall be deemed to have occurred pursuant to Section 13.1 of this Lease.

21. Option to Extend.

(a) Option Right. Landlord hereby grants Tenant one (1) option to extend the Lease Term (the "Extension Option") for the entire Premises for a period of five (5) years (the "Option Term"), which option shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such written notice, Tenant is not in a state of uncured monetary or other default following the expiration of the applicable cure periods under the Lease. Upon the proper exercise of such option to extend, and provided that, as of the end of the Extended Term, Tenant is not in default beyond any applicable notice and cure periods under the Lease, the Lease Term shall be extended for the length of the Option Term.

(b) Option Rent. The annual base rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to the greater of (i) ninety-five percent (95%) of "Fair Market Rent" which for purposes hereof means the annual basic rent, including periodic rental increases, if applicable, taking into account whether the then current market is using leases based on a base year, an expense stop, or a triple net, at which tenants, as of the commencement of the Option Term, are leasing non-sublease space comparable in size, location and quality to the Premises (and including comparable tenant improvements therein) for a comparable term, located in buildings located in the vicinity of the Property, which buildings are comparable in size, age, specifications, construction and quality of appearance, services and amenities to the Property (the "Project Area"), taking into consideration all concessions and inducements generally being granted at such time, and (ii) the Monthly Rent and Additional Rent payable immediately prior to the Option Term. All other terms and conditions of the Lease shall apply throughout any such Option Term; however, any obligation of Landlord to construct tenant improvements or provide an allowance shall not apply during the Option Term, except to the extent such provisions are included in the definition of Fair Market Rent, and Tenant shall, in no event, have the option to extend the Lease Term beyond the Option Term described in Section 21(a) above.

(c) Exercise of Options. The option contained in this Section 21 shall be exercised by Tenant, if at all, in the following manner: (i) Tenant shall deliver written notice to Landlord not more than twelve (12) months nor less than six (6) months prior to the expiration of the Extended Term stating that Tenant is interested in exercising its Extension Option; (ii) Landlord, after receipt of Tenant's notice, shall deliver notice (the "Option Rent Notice") to Tenant not less than five (5) months prior to the expiration of the Extended Term setting forth the Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, on or before the earlier of (A) the date occurring four (4) months prior to the expiration of the Extended Term, and (B) the date occurring thirty (30) days after Tenant's receipt of the Option Rent Notice, exercise the option by delivering written notice thereof to Landlord and, concurrent with such exercise, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 21(d) below.

(d) Determination of Option Rent. In the event Tenant appropriately objects, in accordance with Section 21(c) above, to the Option Rent contained in the Option Rent Notice, Landlord and Tenant shall attempt to agree upon the Fair Market Rent, using their best good-faith efforts. If Landlord and Tenant fail to reach agreement upon Fair Market Rent within fifteen (15) business days following Tenant's objection to the Option Rent (the "Outside Agreement Date"), then each party shall submit to the other party a separate written determination of the Fair Market Rent within fifteen (15) business days after the applicable Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 21(d)(i) through 21(d)(vii) below. Failure of Tenant or Landlord to submit a written determination of the Fair Market Rent within such fifteen (15) business day period shall conclusively be deemed to be the non-determining party's approval of the Fair Market Rent submitted within such fifteen (15) business day period by the other party.

(i) Landlord and Tenant shall each appoint one arbitrator who shall by profession be an independent real estate appraiser who shall be a Member of the Appraisal Institute who shall individually have no ongoing business relationship with Tenant or Landlord and who shall have been active over the eight (8) year period ending on the date of such appointment in the appraisal of first-class office buildings in the Project Area. The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Fair Market Rent is the closest to the actual Fair Market Rent as determined by the arbitrators, taking into account the requirements of Section 21(b). Each such arbitrator shall be appointed within thirty (30) days after the Outside Agreement Date.

(ii) The two (2) arbitrators so appointed shall within ten (10) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria as set forth hereinabove for qualification of the initial two (2) arbitrators.

(iii) The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

(iv) The three (3) arbitrators shall within thirty (30) days after the appointment of the third arbitrator reach a decision as to whether Landlord's or Tenant's submitted Fair Market Rent is the closest to the actual Fair Market Rent, and shall use the closest of Landlord's or Tenant's submitted Fair Market Rent as the Fair Market Rent for purposes of calculating the Option Rent, and shall notify Landlord and Tenant thereof.

(v) If either Landlord or Tenant fails to appoint an arbitrator within thirty (30) days after the Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

(vi) If the two (2) arbitrators fail to agree upon and appoint a third arbitrator within the time period provided in Section 21(d)(ii) above, then the parties shall mutually select the third arbitrator, who shall be qualified under the same criteria as set forth in Section 21(d)(i) above. If Landlord and Tenant are unable to agree upon the third arbitrator within ten (10) days, then either party may, upon at least five (5) days' prior written notice to the other party, request the Presiding Judge of the Alameda County Superior Court, acting in his private and not judicial capacity, to appoint the third arbitrator who shall be qualified under the same criteria as set forth in Section 21(d)(i). Following the appointment of the third arbitrator, the panel of arbitrators shall within thirty (30) days thereafter reach a decision as to whether Landlord's or Tenant's submitted Fair Market Rent shall be used and shall notify Landlord and Tenant thereof.

(vii) If only one appraiser is selected, then each party shall pay one-half (1/2) of the fees and expenses of that appraiser. If three (3) appraisers are selected, each party shall bear the fees and expenses of the appraiser it selects and one-half (1/2) of the fees and expenses of the third appraiser.

(viii) Notwithstanding anything to the contrary contained in this section, if Landlord and Tenant have not agreed upon the Fair Market Rent by the Outside Agreement Date, Tenant may rescind its exercise of the Extension Option by giving Landlord written notice of such election to rescind with fifteen (15) business days after the Outside Agreement Date. If Tenant rescinds its exercise of the Extension Option, then the Lease shall terminate on the date the Lease would have otherwise terminated absent Tenant's exercise of the Extension Option.

22. Security Deposit. On the Effective Date, the Security Deposit shall be increased to $36,850.80. Accordingly, on or prior to the Effective Date, Tenant shall pay Landlord the sum required to increase the Security Deposit to such amount.

23. Compliance with Laws. Section 4.2 of the Lease is hereby amended by replacing the ";" in the fifth line of Section 4.2 with a "." and by substituting the following for the last four (4) lines thereof:

; provided, however, that Tenant shall not be responsible for making any alterations to comply with the governmental rules, regulations, requirements or standards described in this Section 4.2, except to the extent that such relate to or are triggered by Leasehold Improvements, Alterations or Tenant's specific use of the Premises as compared with uses by tenants in general.

24. Insurance Requirements. Section 4.3 of the Lease is hereby amended by the addition of the following to the end of the last sentence:

; provided, however, that in no event shall Tenant be obligated to comply with such requirements to the extent compliance therewith would necessitate the construction of improvements or alterations to the Premises or Property by Tenant unless compliance relate to or are triggered by Leasehold Improvements, Alterations or Tenant's specific use of the Premises as compared with uses by tenants in general.

25. Alterations Required by Law. Section 5.3 of the Lease is hereby amended by replacing "Tenant's use (other than customary office use) of the Premises" with "Tenant's specific use of the Premises as compared with uses by tenants in general".

26. Landlord's Right to Terminate. Section 11.2 of the Lease is hereby amended by deleting paragraphs B-C and replacing them with the following:

B. The Premises are damaged by a peril Landlord is not required to insure against under this Lease to such an extent that the estimated cost to restore not covered by collectible insurance carried by Landlord equals or exceeds Two Hundred Fifty Thousand Dollars ($250,000);

C. The Premises are damaged by any peril within twelve (12) months of the last day of the Lease Term to such an extent that the estimated cost to restore equals or exceeds an amount equal to three (3) times the Monthly Rent for the month of the destructive event and Tenant does not elect to exercise the Extension Option within ten (10) days of Landlord's written request.

27. Abatement of Rent. Section 11.4 of the Lease is hereby amended by deleting in the first two lines the phrase "which does not result in the termination of this Lease".

28. Effect of Amendment. Except as modified herein, the terms and provisions of the Lease shall remain unmodified and continue in full force and effect. In the event of any conflict between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment shall prevail.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

LANDLORD:

CENTRAL COURT, LLC, a California limited liability company

By: /s/ Bill Jason Its: Owner

TENANT:

SOCKET COMMUNICATIONS, INC., a Delaware corporation

By: /s/ David W. Dunlap Its: Vice President of Finance and CFO

By: /s/ Paul Hughes Its: Vice President of Operations